STATE STREET BANK AND TRUST COMPANY

                            Custody Fee Schedule for:


                           Northeast Investors Growth

                                 August 1, 2011







I.        Custody Services

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Basis Point Fees
                                    First $500m               Over $500m

                                            1.5                        1

             The fund is subject to an annual minimum fee of $17,500

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II.      Transactional Processing Costs

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US Domestic Transaction Charges
            DTC or Fed Book Entry                                      $ 10.00
            CP Depository Eligible                                     $ 20.00
            StateplaceNew York Physical Settlements                    $ 30.00
            Futures                                                    $ 35.00
            Maturity Collections                                       $  8.00
            Option charge for each option written or purchased         $ 25.00
            Option expiration / Option exercised                       $ 15.00
            All Other Trades                                           $ 16.00
            OTC Derivatives Rate Card (See Attached)                       -
            Foreign Exchange(3rd party)                                $ 50.00
            Foreign Exchange through addressStreetState Street Global
                 Markets                                        See Footnote 1
            Incoming Wires                                             $  5.00
            Outgoing Wires                                             $  7.00

1
The Transaction Processing Fees are per trade processing fees charged for processing the settlement of transactions by addressStreetState Street on behalf of the Fund in connection with the provision of custody services hereunder. These Transaction Processing Fees, unless otherwise waived, apply whether the Fund or its third party investment managers entered into such transactions with or through addressStreetState Street or one of its affiliates or a third party dealer or broker. The processing fees are in addition to, and are not to be construed as payments in lieu of, any compensation (as described below) that may be earned by addressStreetState Street or any of its affiliates or by a third party dealer or broker in connection with such transaction.

State Street Global Markets, a separate division of State Street, offers principal or "dealer" trading services as well as agency execution services (which include its proprietary electronic trading platforms) in a variety of asset classes, including most of those described in this schedule. The Fund or its third party fiduciary investment managers may select State Street Global Markets to effect principal or agency transactions; however, any such services, irrespective of whether trade orders are transmitted through addressStreetState Street's custody or trustee operations, are conducted under contractual or other arrangements that are distinct from its services and obligations under this Agreement. When State Street or State Street Global Markets act as a counterparty (e.g., foreign exchange, over the counter derivatives, repurchase transactions) to the Fund, such transactions are principal transactions and State Street or State Street Global Markets enter into them as a dealer and not in a fiduciary, agency or similar capacity (regardless of any other relationships between State Street and the Fund under this Agreement). In connection with such trading or agency execution services, State Street Global Markets may receive compensation from the Fund in a variety of forms , including a commission, click fee, revenue share, spread, mark-up, mark-down, interest, fee or similar amount.


                .

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III.     Cash Sweep Options

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  State Street Repurchase Agreement:  Fed Funds minus 100bpts*
  Fixed Income Clearing Corporation Repo Agreement: Fed Funds minus 90bpts* Eurodollar Time Deposit: Fed Funds minus 80bpts*

*If market conditions fall outside normal ranges State Street Treasury has the ability to adjust the standard rate.

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IV.      Additional Fund Services

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o          38-a-1 Support Fees:  $800 per annum


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V.       Foreign Subcustodian Fees

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Incremental basis point and transaction fees will be charged for all foreign assets for which we are custodian. Asset based fees and transaction fees vary by country, based upon a global custody fee schedule (please see attached). Local duties, script fees, reclaims, registration, exchange fees, and other market charges are out-of-pocket.


State Street will require the fund to hold all international assets at the subcustodian of our choice.





Non- U.S Custody:


             Group A: Developed Countries      1.25bps


             Group B: Intermediate Countries   3.50bps


             Group C: Emerging Countries       45.00 bps





Non - U.S Trades:


            Group A: Developed Countries       $20.00


             Group B: Intermediate Countries   $45.00


             Group C: Emerging Countries       $100.00

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VI.      Out-Of-Pocket Expenses

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
A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

o        Legal Expenses, by mutual agreement               o        Third-party internal control review letter
o        Printing Delivery and Postage                     o        Local Jurisdiction Filing Fees
o        Extraordinary Travel Expenses                     o        FDIC Fees
o        Customized Reporting/ Transmissions/ Extracts

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VII.     Cash Management

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Execution of this Fee Schedule constitutes standing instructions from the Fund to addressStreetState Street to invest the Funds' short term cash in addressStreetState Street sweep and/ or repo products.

We allow the use of balance credit against fees (excluding out-of pocket charges) for balances arising out of the custody relationship. The credit is based on collected balances reduced by balances required to support the activity charges of the accounts. The monthly earnings allowance is equal to 75% of the 90-day T-bill rate.

This fee schedule assumes that the Fund will maintain its cash deposits and other demand deposit accounts, deemed by both parties to this agreement as necessary to the operation of the Fund, at State Street Bank and Trust at no additional cost other than recovery for out-of-pocket expenses as noted in
Section VI.


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VIII.    Systems

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The details of any systems work, including customized reporting packages will be determined after a thorough business analysis. State Street provides an allowance of 10 systems hours for data extract set up. Additional systems hours will be billed on a time and materials basis. Requests for customized reporting packages will be subject to an annual maintenance fee of 33% of the original systems development work. Any additional systems costs need to be approved by the client before work will begin.


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IX.      Terms

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This fee schedule is confidential information of the parties and shall not be disclosed to any third party without written consent of both parties, unless such disclosure is required by applicable law or regulation or GAAP, or by a regulatory authority having jurisdiction over the relevant party. If disclosure is required in these circumstances, the disclosing party will endeavor to provide prompt notice of the disclosures to the other party.

This fee schedule is for services (the "Services") provided by State Street Bank and Trust Company or its affiliates ("State Street") pursuant to that certain
(a) Custodian Agreement by and between State Street and the Northeast Investors Growth Fund dated as of 2nd November, 1998, all as may be amended, supplemented, restated or otherwise modified from time to time.


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NORTHEAST INVESTORS GROWTH FUND             STATE STREET BANK AND TRUST COMPANY
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By                                           By
Name:                                        Name:
Title                                        Title
Date                                         Date